Exhibit 99.1 - Pro Forma Financial Information

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information has been prepared to give effect to the divestiture of the Frontrunner Network Systems unit of Capital Growth Systems to Williams Interactive Media. The unaudited pro forma balance sheet as of September 30, 2007 assumes the divestiture occurred on September 30, 2007. The adjustments to the unaudited pro forma balance sheet are subject to change pending a final analysis.

The unaudited pro forma financial information is based upon available information and upon certain estimates and assumptions that are believed to be reasonable. These estimates and assumptions are preliminary and have been made solely for the purposes of developing pro forma financial information. Unaudited pro forma financial information is presented for illustrative purposes only and does not purport to be indicative of the results of operations or financial position that would actually have been achieved had the transaction been completed for the period presented or that may be obtained in the future. This unaudited pro forma financial information is based upon the historical consolidated financial statements of Capital Growth Systems, Inc. (the “Company”) and notes thereto. The pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of the Company and related notes thereto previously reported on Forms 10-K and Forms 10-Q.

The Company’s Frontrunner Network Systems and its Nexvu units have been reported as discontinued operations in the consolidated financial statements of the Company previously filed for the nine-month period ended September 30, 2007. Accordingly, the divestiture of either or both of these businesses would not have impacted the results from the Company’s continuing operations reported in the previously filed consolidated statements of operations for the period, except to the extent the cash proceeds from the divestiture were applied to reduce the Company’s borrowings under its credit facility. Assuming that the divestiture had occurred as of the beginning of the period and the approximately $710,000 in cash proceeds received in the divestiture had been applied on such date to reduce the Company’s borrowings under its credit facility, the Company’s interest expense for the year ended December 31, 2006 and the nine-month period ended September 30, 2007 would have been reduced by $105,000 and $80,000, respectively. The foregoing narrative description is being provided in lieu of full pro forma consolidated statements of operations pursuant to Rule 11-02(b)(1) of Regulation S-X.

CAPITAL GROWTH SYSTEMS, INC.
Unaudited Pro Forma Balance Sheets
(in thousands)

	September 30,	Pro Forma		September 30,
	2007	Adjustments		2007
ASSETS

Cash and cash equivalents	$743	$710	(1)	$1,453
Accounts receivable, net	1,567	-		1,567
Prepaid expenses	389	-		389
Other current assets	17	-		17
Current assets of discontinued operations	2,396	(2,380	)(2)	16

Total Current Assets	5,112	(1,670)		3,442

Fixed assets, net	2,613	-		2,613
Intangible assets, net	8,614	-		8,614
Goodwill	12,513	-		12,513
Other assets	80	-		80
Long-term assets of discontinued operations	1,216	(1,206	)(2)	10

TOTAL ASSETS	$30,148	$(2,876)		$27,272

LIABILITIES
Current maturities of long-term debt	8,146	-		8,146
Current maturities of obligations under capital leases	38	-		38
Accounts payable	3,687	-		3,687
Accrued expenses	3,029	-		3,029
Deferred revenue, current portion	615	-		615
Current liabilities of discontinued operations	4,697	(3,483	)(3)	1,214

Total Current Liabilities	20,212	(3,483)		16,729

Deferred revenue, net of current portion	53	-		53
Long-term portion of debt	2,863	-		2,863
Long-term portion of obligations under capital leases	13	-		13
Long-term liabilities of discontinued operations	370	(370	)(3)	-

Total Liabilities	23,511	(3,853)		19,658

SHAREHOLDERS' EQUITY
Common Stock, $.0001 par value, 350,000,000 authorized; 72,293,367 issued and outstanding Common Stock at September 30, 2007. 25,000,000 authorized; 17,115,754 issued and outstanding at December 31, 2006. 0 and 3,899,315 shares were issuable at September 30, 2007 and December 31, 2006, respectively.	7	-		7

Additional paid-in capital	57,512	-		57,512
Accumulated other comprehensive loss	(71)	-		(71)
Accumulated deficit	(50,811)	977		(49,834)

SHAREHOLDERS' EQUITY	6,637	977		7,614

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$30,148	$(2,876)		$27,272

Capital Growth Systems, Inc.
Notes to the Pro Forma Financial Statements

Note 1 - Basis of Presentation

On February 19, 2008, Capital Growth Systems together with its Frontrunner Network Systems unit entered into an Asset Purchase Agreement pursuant to which the Company sold Frontrunner to Williams Interactive Media, Inc. (the “Buyer”). The purchase price paid by the Buyer under the terms of the Asset Purchase Agreement consists of approximately $710,000 in cash plus the assumption by Buyer of approximately $590,000 of indebtedness to a material supplier of Frontrunner. The Nexvu unit was not included in this sale, and still remains in discontinued operations as of September 30, 2007. Capital Growth Systems continues to pursue a conversion of this unit in a separate transaction.

The unaudited pro forma balance sheet as of September 30, 2007 assumes the divestiture occurred on September 30, 2007.

The unaudited pro forma balance sheet includes the reported results for Capital Growth Systems, Inc. as reported in its Form 10-Q for the nine months ended September 30, 2007. The unaudited pro forma balance sheet presented also includes certain pro forma adjustments as discussed in Note 2 — Unaudited Pro Forma Adjustments. The unaudited pro forma balance sheet does not purport to be indicative of the financial position of the company that would actually have been achieved had the transaction been completed for the period presented or that may be obtained in the future. The unaudited pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of the Company.

Note 2 - Unaudited Pro Forma Adjustments

Unaudited Pro Forma Combined Balance Sheet

(1) Represents approximately $710,000 of cash proceeds received by the Company at the closing.

(2) Represents assets, which were previously classified as current and long-term assets of discontinued operations, of approximately $3.586 million that would have been transferred to Williams Interactive Media, Inc. in the transaction.

(3) Represents liabilities, which were previously classified as current and long-term liabilities of discontinued operations, of approximately $3.853 million that would have been transferred to Williams Interactive Media, Inc. in the transaction.

(4) Represents an estimate of gain on sale related to this transaction of approximately $977,000.